FILED PURSUANT TO RULE NO. 424(b)(3)

PROSPECTUS SUPPLEMENT                                REGISTRATION NO. 333-92613
(To Prospectus dated March 12, 2002)                                  333-95807



                             [HOLDRS TELECOM LOGO]



                        1,000,000,000 Depositary Receipts
                            Telecom HOLDRS (SM) Trust

         This prospectus supplement supplements information contained in the prospectus dated March 12, 2002 relating to the sale of up to 1,000,000,000 depositary receipts by the Telecom HOLDRS (SM) Trust.

         The share amounts specified in the table on page 12 of the base prospectus shall be replaced with the following:


                                                                                     Share         Primary
                            Name of Company (1)(2)                    Ticker        Amounts    Trading Market
                            ----------------------                    ------        -------    --------------
              ALLTEL Corp.                                              AT             2            NYSE
              AT&T Corp.                                                T             25            NYSE
              AT&T Wireless Services                                   AWE           8.045          NYSE
              BCE Inc.                                                 BCE             5            NYSE
              BellSouth Corp.                                          BLS            15            NYSE
              Broadwing Inc.                                           BRW             2            NYSE
              CenturyTel, Inc.                                         CTL             1            NYSE
              Level 3 Communications, Inc.                             LVLT            3           NASDAQ
              Nextel Communications, Inc.                              NXTL            6           NASDAQ
              Qwest Communications International Inc.                   Q          12.91728         NYSE
              SBC Communications Inc.                                  SBC            27            NYSE
              Sprint Corporation-FON Group                             FON             6            NYSE
              Sprint Corporation-PCS Group                             PCS             6            NYSE
              Telephone and Data Systems, Inc.                         TDS             1            AMEX
              Verizon Communications                                    VZ           21.76          NYSE
              --------------------

              (1) On July 30, 2002, MCI Group was delisted from trading on the Nasdaq National Market System. As set forth in the prospectus, because MCI Group was not listed for trading on another U.S. national securities exchange within five business days from the date of delisting, the shares of MCI Group included in Telecom HOLDRS were distributed at a rate of 0.0088 MCI Group shares per Telecom HOLDR. As a result, MCI Group is no longer represented in Telecom HOLDRS.

              (2) On July 30, 2002, WorldCom Group was delisted from trading on the Nasdaq National Market System. As set forth in the prospectus, because WorldCom Group was not listed for trading on another U.S. national securities exchange within five business days from the date of delisting, the shares of WorldCom Group included in Telecom HOLDRS were distributed at a rate of 0.22 WorldCom Group shares per Telecom HOLDR. As a result, WorldCom Group is no longer represented in Telecom HOLDRS.

         The share amounts listed in the table above reflect all previous stock splits, dividends and business combination transactions.

          The date of this prospectus supplement is September 30, 2002.